Exhibit 10.1
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into on December 23, 2010, by and between BioScrip, Inc., (the “Company”), and Richard M. Smith (“Executive”).
WHEREAS, the Company and Executive wish to set forth in this Agreement all of the terms and conditions of Executive’s ongoing employment with the Company as the Company’s new President and Chief Executive Officer.
NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement and other valuable consideration, the sufficiency of which is hereby acknowledged, the Company and Executive, intending to be legally bound, agree as follows:
     § 1. Term. The Company hereby agrees to continue to employ Executive, and Executive hereby accepts such continued employment, for the period commencing on January 1, 2011(the “Effective Date”) and continuing to the third anniversary of the Effective Date (the “Term”) as the President and Chief Executive Officer of the Company unless his employment is terminated before the end of the Term in accordance with the provisions of § 4 or § 5. If Executive’s employment is terminated before the end of the Term, Executive’s rights and benefits shall be limited exclusively to the rights and benefits set forth in § 4 and § 5. Finally, a failure by the Company to extend the Term shall not constitute a termination of Executive’s employment under § 4 or § 5.
     § 2. Duties. Executive, in his capacity as the Company’s President and Chief Executive Officer, shall faithfully perform for the Company the duties of such offices and positions and such other duties of an executive, managerial or administrative nature as shall be specified and designated from time to time by the Board of Directors of the Company (the “Board”), to whom Executive in his capacity as the Company’s Chief Executive Officer shall directly report. Executive shall devote all of his business time and effort to the performance of his duties as the Company’s President and Chief Executive Officer.
     § 3. Compensation.
     3.1 Salary. The Company shall pay Executive an initial base salary at the rate of $650,000 per annum (his “Annual Salary”), in accordance with the payroll practices of the Company applicable to senior executives. The Annual Salary shall not, during the Term, be subject to reduction. The Annual Salary may be increased at the Board’s discretion from time to time.

     3.2 Benefits. In accordance with policies then applicable to all Company employees with respect to benefits, Executive shall be permitted during the Term to participate in the group life, hospitalization and disability insurance plans, health programs, pension and profit sharing plans, salary reviews, and similar benefits (other than bonuses and stock options or other equity-based compensation, which are provided for under § 3.3 and § 3.4, or severance or other similar benefits which duplicate any benefits called for under this Agreement) which are of a type available from time to time to other senior executives of the Company generally, in each case to the extent that the Executive is eligible under the terms of such plans or programs.
     3.3 Annual Bonus. During the Term, Executive shall be entitled to receive a bonus for each calendar year, payable in cash in accordance with, and subject to the terms and conditions of, the Company’s then applicable short-term bonus or other cash incentive program (each, a “Bonus Program”). Executive’s aggregate target bonus award for each calendar year will be 100% of his then Annual Salary (the “Target Bonus Award”). Executive’s actual bonus award may range from a minimum amount of 0% to a maximum of 100% of his Target Bonus Award, which will be determined by the Compensation Committee of the Board (the “Committee”) and will be contingent upon the attainment of performance goals reasonably established in good faith by the Committee based upon the recommendations of the Executive no later than 90 days after the commencement of each calendar year. Any annual bonus compensation payable to the Executive shall be payable within ten (10) days of the completion of the audited financial results of the Company for the calendar year to which such bonus relates subject to the condition that Executive is still employed by the Company within 10 days after the date such Company audited financial results are completed.
     3.4 Equity-Based Grants.
     (a) Except as set forth in § 3.4(b), while there shall be no minimum annual equity-based compensation grant, Executive shall participate in the Company’s equity plans and programs in a manner commensurate with his office and position.
     (b) (1) The Company will, (i) independent of the Company’s 2008 Equity Incentive Plan (the “2008 Plan”), grant to Executive, a one-time, stand-alone cash only stock appreciation right pursuant to the Cash-Only Stock Appreciation Right Agreement which is attached as Exhibit A (the “SAR”) with respect to 200,000 shares of the Company’s common stock at a grant price equal to the greater of (ii)(A) $5.70, and (B) the closing stock price for the Company’s common stock as listed on the NASDAQ Global Stock Market on December 31, 2010.

          (2) Notwithstanding the express terms of the SAR, (i) Executive’s right to exercise the SAR shall fully vest on a Change of Control, (ii) Executive shall not be required to purchase any shares of Common Stock (as defined in the SAR) if Executive exercises the SAR on or after a Change of Control and (iii) Executive shall have the right to exercise the SAR in accordance with the applicable provisions of § 4 and § 5 of this Agreement if Executive determines that such exercise right is more favorable than Executive’s exercise right under the terms of the SAR.
          (3) The provisions of this § 3.4 shall survive the termination of this Agreement.
     3.5 Vacation. Executive shall be entitled to vacation of up to 23 business days per calendar year, to be accrued and available in accordance with the policies applicable to senior executives of the Company generally.
     3.6 Expenses. The Company shall pay or reimburse Executive’s ordinary and reasonable out-of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by Executive during the Term in the performance of Executive’s duties and responsibilities under this Agreement, including, but not limited to, business related travel expenses and business related entertainment expenses; provided, that Executive submits proof of such expenses, with the properly completed forms and supporting receipts and other documentation as prescribed from time to time by the Company, in accordance with the policies applicable to senior executives of the Company generally.
     § 4. Termination upon Death or Disability.
     4.1 Termination upon Death. If Executive dies during the Term while employed by the Company:
     (a) Executive’s estate or beneficiaries shall be entitled to receive any salary and other benefits earned and accrued (including bonuses) prior to his date of death and reimbursement for expenses incurred prior to his date of death;
     (b) all unvested stock options (“Options”) and stock appreciation rights (“SARs”) which are outstanding on his date of death (whether granted before or after the Effective Date) and held by Executive shall immediately vest in full and together with all Options and SARs outstanding immediately prior to his death may be exercised by his estate for a period equal to the earlier of one (1) year from and after the date of Executive’s death and the original expiration date of each Option and SAR as set forth in their respective grant agreements unless a longer period is set forth in the grant agreement evidencing the Options or SARs;

     (c) any restricted stock units (“Restricted Stock Units”) granted under any bonus program or otherwise granted shall vest as of his date of death and such shares issued upon vesting shall be free from restrictions on transferability (other than restrictions on transfer imposed under applicable Federal and State securities law);
     (d) any shares of common stock granted (“Stock Grants”) to Executive under any bonus program or otherwise that are subject to forfeiture shall become non-forfeitable as of his date of death and shall be fully vested and transferable; and
     (e) Executive’s estate and beneficiaries shall have no further rights to any other compensation or benefits under this Agreement or any other rights under this Agreement.
     4.2 Disability. If the Board determines that Executive has become “disabled” within the meaning of § 409A of the Internal Revenue Code of 1986, as amended (the “Code”), Executive as of the date set forth in such determination (his “Disability Determination Date”)
     (a) shall receive salary and other benefits earned and accrued (including earned but unpaid bonuses) prior to such Disability Determination Date;
     (b) all unvested Options and SARs which are outstanding on his Disability Determination Date (whether granted before or after the Effective Date) and held by the Executive shall immediately vest in full and together with all Options and SARs outstanding immediately prior to his Disability Determination Date may be exercised by the Executive or, in the event of his death, his estate or beneficiaries for a period equal to the earlier of one (1) year from and after such Disability Determination Date and the original expiration date of each Option and SAR as set forth in their respective grant agreements unless a longer period is set forth in the grant agreement evidencing the Options or SARs;
     (c) any Restricted Stock Units granted under any bonus program or otherwise granted shall vest as of his Disability Determination Date and such shares issued upon vesting shall be free from restrictions on transferability (other than restrictions on transfer imposed under applicable Federal and State securities law);
     (d) any Stock Grants made to Executive under any bonus program or otherwise that are subject to forfeiture shall become non-forfeitable as of his Disability Determination Date and shall be fully vested and transferable;
     (e) if the Executive’s disability shall continue for a period of six (6) months after his Disability Determination Date, the Executive shall receive for the two (2) year period which starts on his Disability Determination Date (A) the annual salary that the Executive was receiving at the time of such termination of employment, less the gross proceeds paid to the Executive on account of Social Security or other similar benefits and Company provided short-term and long-term disability plans, if any, payable in accordance with the then payroll practices of the Company applicable to senior executives (subject to the “catch-up” payments, if any, required at the end of such six (6) month period) and (B) such continuing coverage under the benefit plans and programs Executive would have received as an active employee, including, without limitation, continued health and dental insurance coverage (and after the maximum period of COBRA coverage, reimbursement for the purchase of any individual health and dental insurance policy covering Executive and his dependents) which is available or provided to senior executives of the Company generally, and at the same cost to Executive, if any, in each case to the extent that the Executive is eligible under the terms of such plans or programs; it being expressly understood and agreed that nothing in this § 4.2(e) shall restrict the ability of the Company to amend or terminate such benefits plans and programs from time to time in its sole and absolute discretion; provided, however, that the Company shall in no event be required to provide any coverage under such benefit plans and programs after such time as the Executive becomes entitled to coverage under the benefit plans and programs of another employer or recipient of the Executive’s services (and provided, further, that such entitlement shall be determined without regard to any individual waivers or other arrangements).
     (f) Executive shall have no further rights to any other compensation or benefits under this Agreement on or after his Disability Determination Date. Executive agrees that the Company may terminate his employment at any time on or after his Disability Determination Date and that his payments and benefits and the treatment of equity upon any such termination shall be governed by this Section.
     § 5. Certain Terminations of Employment.
     5.1 Termination for “Cause;” Termination of Employment by Executive Without Good Reason.
     (a) For purposes of this Agreement, “Cause” shall mean
     (i) the Executive’s conviction of a felony or a crime of moral turpitude; or
     (ii) the Executive’s commission of unauthorized acts intended to result in the Executive’s personal enrichment at the material expense of the Company; or

     (iii) Executive’s material violation of Executive’s duties or responsibilities to the Company which constitute willful misconduct or dereliction of duty, provided as to any termination pursuant to § 5.1(a)(iii), a majority of the members of the Committee shall first approve such “Cause” termination before the Company effectuates such a termination.
     (b) If the Company terminates the Executive for Cause,
     (i) Executive shall receive his annual salary and other benefits earned and accrued (including earned but unpaid bonuses) prior to the effective date of the termination of his employment and reimbursement for expenses incurred prior to the effective date of the termination of employment;
     (ii) all unvested Options and SAR’s shall be terminated in accordance with the terms of the documents governing same;
     (iii) any unvested Restricted Stock Units shall terminate in accordance with the terms of the documents governing same;
     (iv) any Stock Grants made to Executive under any bonus program that are subject to forfeiture shall be immediately forfeited; and
     (v) Executive shall have no further rights to any other compensation or benefits under this Agreement on or after the termination of his employment or any other rights under this Agreement.
     (c) The Executive may terminate his employment upon written notice to the Company which specifies an effective date of termination which is not less than 30 days from the date of such notice. If the Executive so terminates his employment,
     (i) Executive shall receive his annual salary and other benefits earned and accrued (including earned but unpaid bonuses) prior to the effective date of his termination of employment and reimbursement for expenses incurred prior to the effective date of the termination of his employment;
     (ii) all Options and SARs outstanding immediately prior to the Executive’s termination (whether granted before or after the Effective Date) to the extent then vested and exercisable may be exercised by Executive for a period of the earlier of 30 days from and after the effective date of Executive’s termination and the original expiration date of each Option and SAR as set forth in their respective grant agreements unless a longer period is set forth in the grant agreement evidencing the Options or SARs;
     (iii) any unvested Restricted Stock Units under any bonus program or otherwise granted after the Effective Date shall terminate immediately;
     (iv) any Stock Grants made to Executive under any bonus program or otherwise that are subject to forfeiture shall be immediately forfeited; and
     (v) the Executive shall have no further rights to any compensation or other benefits under this Agreement on or after the termination of his employment or any other rights under this Agreement.
     5.2 Termination Without Cause; Termination for Good Reason.
     (a) For purposes of this Agreement, “Good Reason” shall mean the existence of any one or more of the following conditions that shall continue for more than 45 days following written notice of such conditions by Executive to the Committee:
     (i) a material change in or reduction of Executive’s authority, duties and responsibilities, or the assignment to Executive of duties materially inconsistent with Executive’s position with the Company; or
     (ii) a reduction in Executive’s then current Annual Salary without Executive’s consent.
     (b) If the Company terminates the Executive’s employment without Cause or Executive resigns for Good Reason,
     (i) Executive shall receive his Annual Salary and other benefits earned and accrued (including earned but unpaid bonuses) prior to the effective date of the termination of his employment and reimbursement for expenses incurred prior to the effective date of the termination of his employment;
     (ii) Executive shall receive for the two (2) year period which starts on the date his employment terminates or, if such date is on or after the third (3rd) anniversary of the Effective Date, for the one (1) year period which starts on the date his employment terminates (A) the Annual Salary that Executive was receiving at the time of such termination of employment, payable in accordance with the then payroll practices of the Company applicable to senior executives and; (B) a monthly payment in an amount sufficient to cover Executive’s premiums associated with continuing coverage under the benefit plans and programs the Executive would have received in the absence of such termination, including, without limitation, continued health and dental insurance coverage (and after the maximum period of COBRA coverage, reimbursement for the purchase of any individual health and dental insurance policy covering Executive and his dependents) which is available or provided to senior executives of the Company generally, and at the same cost to Executive, if any, in each case to the extent that the Executive is eligible under the terms of such plans or programs; it being expressly understood and agreed that nothing in this clause (ii) shall restrict the ability of the Company to amend or terminate such benefits plans and programs from time to time in its sole and absolute discretion; provided, however, that the Company shall in no event be required to provide any coverage under such benefit plans and programs, or monthly payment, after such time as Executive becomes entitled to coverage under the benefit plans and programs of another employer or recipient of Executive’s services (and provided, further, that such entitlement shall be determined without regard to any individual waivers or other arrangements);
     (iii) all unvested Options and SARs which are outstanding immediately prior to the Executive’s termination (whether granted before or after the Effective Date) and held by Executive shall immediately vest in full as of the effective date of Executive’s termination of employment and together with all Options and SARs then outstanding may be exercised by Executive for a period equal to the earlier of 30 days from and after the effective date of Executive’s termination of employment and the original expiration date of each Option and SAR as set forth in their respective grant agreements unless a longer period is set forth in the grant agreement evidencing the Options or SARs;
     (iv) Executive shall become vested in any deferred compensation plan in which he is a participant (other than a plan intended to be qualified under § 401(a) or § 403(a) of the Code);
     (v) any Restricted Stock Units granted under any bonus program or otherwise granted shall vest as of the date of Executive’s effective date of termination and such shares issued upon vesting shall be free from restrictions on transferability (other than restrictions or transfer imposed under applicable Federal and State securities laws);

     (vi) any Stock Grants made to Executive under any bonus program or otherwise that are subject to forfeiture shall become non-forfeitable and shall be fully vested and transferable as of the date of Executive’s effective date of termination; and
     (vii) the Executive shall have no further rights to any other compensation or benefits under this Agreement on or after his termination of employment or any other rights under this Agreement.
     5.3 Certain Terminations after Change of Control.
     (a) For purposes of this Agreement, “Change of Control” shall mean the occurrence of any one of the following events:
     (i) a “person” or “group” within the meaning of sections 13(d) and 14(d) of the Securities and Exchange Act of 1934 (the “Exchange Act”) becomes the “beneficial owner” (within the meaning of Rule l3d-3 under the Exchange Act) of securities of the Company (including options, warrants, rights and convertible and exchangeable securities) representing 30% or more of the combined voting power of the Company’s then outstanding securities in any one or more transactions unless approved by at least two-thirds of the Board of Directors then serving at that time; provided, however, (i) that purchases by employee benefit plans of the Company and by the Company or its affiliates and (ii) any “person” or “group” excluded from the definition of Adverse Person by the Board shall be disregarded; or
     (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the operating assets of the Company; or
     (iii) a merger or consolidation, or a transaction having a similar effect, where (A) the Company is not the surviving corporation, (B) the majority of the common stock of the Company is no longer held by the stockholders of the Company immediately prior to the transaction, or (C) the Company’s common stock is converted into cash, securities or other property (other than the common stock of a company into which the Company is merged), unless such merger, consolidation or similar transaction is with a subsidiary of the Company or with another company, a majority of whose outstanding capital stock is owned by the same persons or entities who own a majority of the Company’s common stock at such time; or

     (iv) at any annual or special meeting of stockholders of the Company at which a quorum is present (or any adjournments or postponements thereof), or by written consent in lieu thereof, directors (each a “New Director” and collectively the “New Directors”) then constituting a majority of the Company’s Board of Directors shall be duly elected to serve as New Directors and such New Directors shall have been elected by stockholders of the Company who shall be an (I) “Adverse Person(s)”; or (II) “Acquiring Person(s)” (as each of the terms set forth in (I) and (II) hereof are defined in that certain Amended and Restated Rights Agreement, dated as of December 3, 2002, between the Company and American Stock Transfer & Trust Company, as Rights Agent); or
     (v) any event which constitutes “Change of Control” under the 2008 Plan or any other equity incentive plan then in effect which accelerates equity thereunder; or
     (vi) the occurrence of any other event that the Board determines by a duly approved resolution constitutes a Change of Control.
     (v) Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 30% of the Company voting securities as a result of the acquisition of Company voting securities by the Company which reduces the number of Company voting securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company voting securities that increases the percentage of outstanding Company voting securities beneficially owned by such person, a Change in Control of the Company shall then occur.
     (b) If within the one (1) year period commencing upon the effective date of any Change of Control, Executive is terminated by the Company or a successor entity and the termination is not covered by § 4 or § 5.1 or, within such one (1) year period, the Executive elects to resign effective within the 180 day period following the date that the Company or a successor entity has taken action to materially reduce or change the Executive’s authority, duties and responsibilities or the Company assigns Executive duties materially inconsistent with Executive’s position or positions with the Company or a successor entity immediately prior to such Change of Control,

     (i) Executive shall receive his Annual Salary and other benefits earned and accrued (including earned but unpaid bonuses) prior to the effective date of the termination of his employment and reimbursement for expenses incurred prior to the effective date of the termination of his employment;
     (ii) Executive shall receive (A) for the two (2) year period which starts on the date his employment terminates the Annual Salary that Executive was receiving at the time of such termination of employment, payable in accordance with the then payroll practices of the Company applicable to senior executives and (B) for such two (2) year period such monthly payment in an amount sufficient to cover Executive’s premiums associated with continuing coverage under the benefit plans and programs the Executive would have received in the absence of such termination, including, without limitation, continued health and dental insurance coverage (and after the maximum period of COBRA coverage, reimbursement for the purchase of any individual health and dental insurance policy covering Executive and his dependents) which is available or provided to senior executives of the Company generally, and at the same cost to Executive, if any, in each case to the extent that the Executive is eligible under the terms of such plans or programs; it being expressly understood and agreed that nothing in this clause (ii) shall restrict the ability of the Company to amend or terminate such benefits plans and programs from time to time in its sole and absolute discretion; provided, however, that the Company shall in no event be required to provide any coverage under such benefit plans and programs after such time as Executive becomes entitled to coverage under the benefit plans and programs of another employer or recipient of Executive’s services (and provided, further, that such entitlement shall be determined without regard to any individual waivers or other arrangements);
     (iii) all outstanding unvested Options and SARs previously or hereafter granted and held by Executive shall vest and become exercisable on the date of the Executive’s effective date of termination provided however that if any of the Options or SARs are terminated in the Change of Control transaction then such Options or SARs shall vest immediately prior to such Change of Control transaction even if the Executive’s employment is not terminated and shall otherwise be exercisable in accordance with their terms;
     (iv) Executive shall become vested in any deferred compensation plan in which he is a participant (other than a plan intended to be qualified under § 401(a) or § 403(a) of the Code);

     (v) any Restricted Stock Units granted under any bonus program or otherwise granted shall vest on the date of the Executive’s effective date of termination and such shares issued upon vesting shall be free from restrictions on transferability as of such date provided however that if any of the Restricted Stock Units are terminated as of the date of a Change of Control without vesting occurring then even if the Executive’s employment is not terminated such Restricted Stock Units shall vest and such shares shall be issued immediately prior to the Change of Control which shares shall be free from restrictions on transferability (other than restrictions on transferability imposed under applicable Federal and State securities laws);
     (vi) any Stock Grants made to Executive under any bonus program or otherwise that are subject to forfeiture shall become non-forfeitable and shall be fully vested and transferable as of the date of the Executive’s effective date of termination provided however that if any of the Stock Grants are forfeited without receipt of consideration as of the Change of Control transaction then such Stock Grants shall become non-forfeitable immediately prior to such Change of Control transaction even if the Executive’s employment is not terminated; and
     (vii) Executive shall have no further rights to any other compensation or benefits under this Agreement on or after his termination of employment or any other rights under this Agreement.
     (viii) Notwithstanding the foregoing, if any agreement or plan for the grant of Options, SARs, Restricted Stock Units or Stock Grants to the Executive provides for full acceleration of vesting upon a Change of Control then the provisions of the applicable agreement or plan will control and supercede the “double trigger’ acceleration provided for herein with respect to the applicable awards
     If there is a “Change in Control” and the Company reasonably determines any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (collectively the “Payments”) would be subject to the excise tax imposed by §4999 of the Code (the “Excise Tax”) then the Company shall determine the “Safe Harbor Amount”, where the Safe Harbor Amount is 2.99 times Executive’s “base amount” as determined under §280(G)(3) of the Code and, further, determine which would result in larger net payments to Executive after paying all applicable taxes, including the tax under §4999; (A) to receive all of the Payments or (B) to receive the portion of all Payments that equals in the aggregate the Safe Harbor Amount as determined in accordance with this §5.3(c). If the determination is that it would result in larger net payments to Executive after paying all applicable taxes to receive the Safe Harbor Amount, then only the Safe Harbor Amount shall be paid to Executive in accordance with the terms of this §5.3(c), all subject to applicable tax withholdings. If the determination is that it would result in larger net payments to Executive after paying all applicable taxes to receive the Safe Harbor Amount, then only the Safe Harbor Amount shall be paid to Executive in accordance with the terms of this §5.3(c). Any reduction in the cash Payments provided under this Agreement pursuant to this §5.3(c) shall be made on a pro rate basis. Finally, in connection with making any determinations under this §5.3(c), the Company and Executive intend that the value of any reasonable compensation for services to be rendered by Executive before or after the Change in Control be taken into account, including any non-competition provisions that may apply to Executive.
     § 6. Covenants of Executive.
     6.1 Covenant Against Competition; Other Covenants. Executive acknowledges that: (i) the principal business of the Company (which, for purposes of this § 6 shall include the Company and each of its subsidiaries and affiliates) is that defined in the Company’s Annual Reports on Form 10K (the 10-K) for the year ended December 31, 2009 and filed with the U.S. Securities and Exchange Commission each year thereafter (such business, as described in the 10-K and as modified each year in its subsequently filed 10-K and any and all other businesses that after the date hereof, and from time to time during the Term, become material with respect to the Company’s then-overall business, herein being collectively refereed to as the “Business”); (ii) the Company is dependent on the efforts of a certain limited number of persons who have developed, or will be responsible for developing the Company’s Business, (iii) the Company’s Business is national in scope; (iv) Executive’s work for the Company has given and will continue to give him access to confidential affairs and proprietary information of the Company; (v) the covenants and agreements of Executive contained in this § 6 are essential to the business and goodwill of the Company; and (vi) the Company would not have entered into this Agreement but for the covenants and agreements set forth in this § 6. Accordingly, Executive covenants and agrees that:

     (a) So long as the Company has not breached this Agreement, at any time during his employment with the Company and ending one (1) year following: (i) the termination of Executive’s employment with the Company (irrespective of the reason for such termination); or (ii) payment of any annual salary in accordance with § 4 or § 5 (unless such termination is by the Company without Cause and expressly excluding § 5.3), whichever occurs last, Executive shall not engage, directly or indirectly (which includes, without limitation owning, managing operating, controlling, being employed by, giving financial assistance to, participating in or being connected in any material way with any person or entity other than the Company), anywhere in the United States in: (A) the Business or (B) any material component of the Business; provided, however, that Executive’s ownership as a passive investor of less than two percent (2%) of the issued and outstanding stock of a publicly held corporation shall not be deemed to constitute competition.
     (b) During and after the period during which Executive is employed, Executive shall keep secret and retain in strictest confidence, and shall not use for his benefit or the benefit of others, except in connection with the business and affairs of the Company, all non-public confidential matters relating to the Company and/or the Company’s Business, learned by Executive heretofore or hereafter directly or indirectly from the Company (the “Confidential Company Information”), including, without limitation, information with respect to: (i) the strategic plans, budgets, forecasts, intended expansion of product, service or geographic markets of the company and it’s affiliates; (ii) sales figures, contracts agreements, and undertakings with or with respect to the Company’s customers or prospective customers; (iii) profit or loss figures; and (iv) then existing or then prospective customers, clients, suppliers and sources of supply and customer lists, and shall not disclose such Confidential Company Information to anyone outside of the Company except with the Company’s express written consent and except for Confidential Company Information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of Executive or is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement by the Company. Notwithstanding the foregoing, this § 6.1(b) shall not apply to the extent that Executive is acting to the extent necessary to comply with legal process; provided that in the event that the Executive is subpoenaed to testify or to produce any information or documents before any court, administrative agency or other tribunal relating to any aspect pertaining to the Company, he shall immediately notify the Company thereof.

     (c) During the period commencing on the date hereof and ending two (2) years following the later to occur of dates upon which Executive shall cease to be an (i) employee or (ii) an “affiliate,” as defined in Rule 144 promulgated under the Securities Act of 1993, and the rules and regulations promulgated thereunder (as amended, the “1993 Act”), of the Company, Executive shall not, without the Company’s prior written consent, directly or indirectly, solicit or encourage to leave the employment or other service of the Company any employee or independent contractor thereof or hire (on behalf of Executive or any other person, firm, corporation or entity) any employee or independent contractor who has voluntarily left the employment or other service of the Company within one (1) year of the termination of such employee’s or independent contractor’s employment or other service with the Company. During such a one (1) year period, Executive will not, whether for his own account or for the account of any other person, firm, corporation or other entity, intentionally interfere with the Company’s relationship with, or endeavor to entice away from the Company any person who during the Term is or was a customer or client of the Company.
     (d) All memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof) made, produced or compiled by Executive or made available to Executive concerning the Business of the Company, including all Confidential Company Information, shall be the Company’s property and shall be delivered to the Company at any time on request.
     6.2 Rights and Remedies upon Breach.
     (a) Executive acknowledges and agrees that any breach by him of any of the provisions of § 6.1 hereof (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if Executive breaches or threatens to commit a breach of any of the provisions of § 6.1 hereof, the Company shall have the ability to seek the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity (including, without limitation, the recovery of damages): (i) The right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants; and (ii) the right and remedy to require Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively,

“Benefits”) derived or received by him as the result of any transactions constituting a breach of the Restrictive Covenants, and Executive shall account for and pay over such Benefits to the Company and, if applicable, its affected subsidiaries and/or affiliates.
     (b) Executive agrees that in any action seeking specific performance or other equitable relief, he will not assert or contend that any of the provisions of this § 6 are unreasonable or otherwise unenforceable. Other than a material breach of this Agreement, the existence of any claim or cause of action by Executive, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of the Restrictive Covenants.
     § 7. Other Provisions.
     7.1 § 409A. This Agreement is intended to meet the requirements of § 409A of the Code, and shall be interpreted and construed consistent with that intent. Notwithstanding any other provision of this Agreement, for purposes of any provision of this Agreement providing for the payment of any amounts or benefits to the Executive hereunder that is considered to be “deferred compensation” subject to § 409A upon or following a termination of employment:
     (a) A termination of employment shall not be deemed to have occurred unless such termination is also a “separation from service” within the meaning of § 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”
     (b) If the Executive is a “specified employee” within the meaning of § 409A on the date of the Employee’s “separation from service” (the “Separation Date”), then no such payment shall be made or commenced during the period beginning on the Separation Date and ending on the date that is six months and one day following the Separation Date or, if earlier, on the date of the Executive’s death, if making such payment on the Separation Date would result in Executive being subject to the additional taxes imposed under § 409A. The amount of any payment that would otherwise be paid to the Executive during this period shall instead be paid to the Executive on the first business day following the date that is six months and one day following the Separation Date or, if earlier, the date of the Executive’s death.

     (c) Payments with respect to reimbursements of expenses shall be made promptly, but in any event on or before the last day of the calendar year following the calendar year in which the relevant expense is incurred. The amount of expenses eligible for reimbursement and the amount of in-kind benefits provided during a calendar year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other calendar year.
     7.2 Patient Protection and Affordable Care Act of 2010. If the reimbursement of any COBRA or health insurance premiums would otherwise violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act”) or Section 105(h) of the Code, the reimbursements shall be treated as taxable payments or be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code.
     7.3 Severability. Executive acknowledges and agrees that: (i) he has had an opportunity to seek advice of counsel in connection with this Agreement; and (ii) the Restrictive Covenants are reasonable in geographical and temporal scope and in all other respects. If it is determined that any of the provisions of this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions thereof.
     7.4 Duration and Scope of Covenants. If any court or other decision-maker of competent jurisdiction determines that any of Executive’s covenants contained in this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.
     7.5 Enforceability; Jurisdictions. Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement that is not resolved by Executive and the Company (or its subsidiaries or affiliates, where applicable), other than those arising under Section 6 thereof, to the extent necessary for the Company (or its subsidiaries or affiliates, where applicable) to avail itself of the rights and remedies provided under § 6.2 , shall be submitted to arbitration in New York, New York in accordance with New York law and the procedures of the American Arbitration Association. The determination of the arbitrator(s) shall be conclusive and binding on the Company (or its subsidiaries or affiliates, where applicable) and Executive and judgment may be entered on the arbitrator(s)’ award in any court having jurisdiction.

     7.6 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mails as follows:
(a) If to the Company, to:
BioScrip, Inc.
100 Clearbrook Road
Elmsford, New York 10523
Fax: (914) 460-1661
Attention: General Counsel
with a copy to:
King & Spalding LLP
1185 Avenue of the Americas
New York, New York 10036-4003
Fax: (212) 556-2222
Attention: Richard A. Cirillo
(b) If to the Executive, to:
Richard M. Smith
c/o BioScrip, Inc.
100 Clearbrook Road
Elmsford, New York 10523
Fax: (914)286-2191
with a copy to:
Mintz Levin
666 Third Avenue
New York, NY 10017
Fax: (212) 983-3115
Attention: Jennifer B. Rubin
     7.7 Entire Agreement. Except as otherwise indicated, this Agreement contains the entire agreement between the Company and Executive with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto, including, without limitation, the Severance Agreement between the Company and Executive dated November 13, 2008 except that nothing in this Agreement shall affect or supersede Executive’s previous equity grants by the Company or any prior indemnification agreements.

     7.8 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Company and Executive or, in the case of a waiver, by the person waiving compliance. No delay on the part of the Company or Executive in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of the Company or Executive of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.
     7.9 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.
     7.10 Assignment. This Agreement, and Executive’s rights and obligations under this Agreement, may not be assigned by Executive and any purported assignment by Executive in violation hereof shall be null and void. In the event of any sale, transfer or other disposition of all or substantially all of the Company’s assets or business, whether by merger, consolidation or otherwise, the Company (without limiting the Executive’s rights under § 5.3) may assign this Agreement and its rights under this Agreement.
     7.11 Withholding. The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding required by law, but with respect to bonus compensation shall only withhold federal taxes at the bonus, or supplemental rate, to the extent permitted by law.
     7.12 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and Executive and their respective successors, permitted assigns, heirs, executors and legal representatives.
     7.13 Counterparts. This Agreement may be executed by the Company and by Executive in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by either the Company or by Executive.
     7.14 Survival. Anything contained in this Agreement to the contrary not withstanding, the provisions of § 3.4(b), § 6, §7.3 and § 7.9, and the other provisions of this § 7 (to the extent necessary to effectuate the survival of § 6, § 7.3 and § 7.9), shall survive termination of this Agreement and any termination of Executive’s employment under this Agreement.

     7.15 Existing Agreements. Executive represents to the Company that he is neither subject to nor a party to any employment or consulting agreement, non-competition covenant or other agreement, covenant or understanding which might prohibit him from executing this Agreement or limit his ability to fulfill his responsibilities under this Agreement.
     7.16 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
     7.17 Mitigation. Executive shall have no duty to mitigate, and any compensation he may earn from a subsequent employer or entity shall not act as an offset against the Company’s obligations to Executive under thus Agreement.
     7.18 Legal Fees. The Company agrees to reimburse Executive for up to $15,000 for his legal counsel to review and negotiate this Agreement.
     IN WITNESS WHEREOF, the Company and Executive have signed their names as of the day and year first above written.

EXECUTIVE:		THE COMPANY:

BIOSCRIP, INC.

/s/ Richard Smith Richard Smith	By:	/s/ Barry A. Posner Executive Vice President, Secretary and General Counsel